UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to §240.14a-12

CAMPBELL SOUP COMPANY

(Name of the Registrant as Specified In Its Charter)

THIRD POINT LLC

DANIEL S. LOEB

THIRD POINT PARTNERS QUALIFIED L.P.

THIRD POINT PARTNERS L.P.

THIRD POINT OFFSHORE MASTER FUND L.P.

THIRD POINT ULTRA MASTER FUND L.P.

THIRD POINT ENHANCED LP

THIRD POINT ADVISORS LLC

THIRD POINT ADVISORS II LLC

SARAH HOFSTETTER

MUNIB ISLAM

BOZOMA SAINT JOHN

KURT SCHMIDT

WILLIAM TOLER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Third Point Modifies the Independent Slate After Receiving Support from Fellow Shareholders Who Want Campbell to Refresh its Board

Recognizing Non-Insider Shareholder Calls for Change and Continuity, The Modified Slate Includes Five of Our Highly-Qualified, Independent Director Nominees: Sarah Hofstetter, Munib Islam, Bozoma Saint John, Kurt Schmidt and William Toler

Nominees Bring the Experience, Expertise and Diverse Perspectives Needed to Refresh the Incumbent Board – One That Has Presided Over Years of Missteps and Value Destruction

Third Point’s Actions Today Diverge With those of Campbell and its Insider, Billionaire Heirs Who Have Stubbornly Refused to Embrace the Input of Non-Insider Shareholders for Years

Upon Reviewing Our Nominees’ Robust Qualifications, We Encourage Shareholders to VOTE THE WHITE CARD to Bring Measured Change to Campbell’s Stale Board

NEW YORK—(BUSINESS WIRE) —Third Point LLC (LSE: TPOU) (“Third Point”), a New York-based investment firm managing approximately $17 billion in assets and a holder of approximately 7% of the outstanding common shares of Campbell Soup Company (NYSE: CPB) (“Campbell” or the “Company”), today sent a letter to the Company’s Board of Directors (the “Board”) notifying its Chairman that we have amended our proxy materials to nominate five highly-qualified, independent director nominees (the “Short Slate”) for election at Campbell’s Annual Meeting of Shareholders on November 29, 2018. The Short Slate includes Sarah Hofstetter, Munib Islam, Bozoma Saint John, Kurt Schmidt and William Toler.

The letter explains that after weeks of meetings with our fellow shareholders, Third Point has done something that Campbell and its Board refuse to do: embrace and respect the input of non-insiders. We now understand that the Short Slate is exactly what is needed to set Campbell on a sustainable path to renewed competitiveness and growth.

After reading our letter below, we encourage all shareholders to review our Case for Change to understand more about why Third Point’s nominees will help set Campbell on a new and profitable path. We urge all shareholders to VOTE THE WHITE CARD to elect the Short Slate and finally refresh the stale Incumbent Board.

***

Les Vinney

Chairman of the Board of Directors

Campbell Soup Company

1 Campbell Place

Camden, NJ 08103

November 9, 2018

Dear Mr. Vinney:

Over the past few weeks, we have been meeting with our fellow shareholders to discuss the case for change at Campbell and the Independent Slate’s plan to improve value for the Company’s stakeholders. One point we have made repeatedly throughout our proxy contest is that a well-functioning Board of a public company must listen to – and respect – feedback from non-insider shareholders.

We have heard three important points from investors during our meetings: 1) they are certain change is necessary to reverse decades of underperformance and get Campbell back on track; 2) they are convinced that Third Point and its nominees are highly qualified to serve on this Board and compare favorably to the existing Board members; and 3) they would like to see a settlement of this proxy contest with meaningful representation on the Board from the Independent Slate, but also believe that some continuity is a good thing.

For this reason, we will file a “Short Slate” with the Securities and Exchange Commission today, amending our proxy to nominate five individuals to the twelve-person Board at this year’s Annual Meeting. Our five nominees are Sarah Hofstetter, Munib Islam, Bozoma Saint John, Kurt Schmidt, and William Toler.

We have carefully selected the Independent Short Slate to bring the experience and expertise that we think Campbell’s Board most needs to improve outcomes for shareholders. As you know, we have been surprised by your blanket dismissals of our slate as simply “unqualified” since you have not conducted any real diligence on them. We suggest you take the time to do so to see for yourself why many shareholders believe they would be outstanding additions to the Campbell Board. To remind you of their relevant qualifications:

•

Sarah Hofstetter: Sarah has spent her career leading organizations that use advertising to drive growth and impact for many types of businesses. She recently became President of Comscore, a global measurement and analytics company providing marketing data and metrics to enterprises, advertising agencies, and publishers. In her previous role as the CEO of 360i, a top-ten national advertising agency, Sarah worked with food companies to modernize and revitalize their brands to spark growth. Some of her most well-known campaigns were for Oreo, Oscar Mayer, and Lean Cuisine. These experiences in successfully marketing to next generation customers apply directly to an area where Campbell must improve.

•

Munib Islam: Munib is a Partner at Third Point, where he leads the firm’s efforts in global equity research and investing. He has been in the financial markets for nearly two decades and has a deep understanding of financial reporting, capital allocation, portfolio management, and strategic transactions. Munib has played a key role in many of Third Point’s largest constructive investments, including Nestlé and DowDuPont, and he has a long track record of evaluating consumer packaged goods companies. In 2015, Munib joined the Board of Baxter International, a $34 billion medical device company, in which Third Point also owned a significant stake. At Baxter, Munib serves on the Audit committee, attends meetings of the Compensation and Governance committees, and has played an important role in many facets of Baxter’s successful operational and financial turnaround, including in its CEO search. Since Munib joined Baxter’s Board, its shares have nearly doubled in value.

•

Bozoma Saint John: Bozoma is, to put it simply, one of America’s most important brand experts. She has worked at some of the world’s hottest brands, including Apple and Uber, where she refined marketing messages from the inside. With a special focus on making brands resonate with younger consumers, Bozoma has a keen eye for what works in today’s market and how companies can improve themselves for their target audiences. During her career, Bozoma has brought her insights to evolving some of the world’s best-known brands, experience that is directly relevant to refreshing Campbell’s iconic portfolio. Her credentials are widely recognized and among other awards, she has been inducted into the American Advertising Hall of Achievement and named one of Fortune’s 40 Under 40, one of Fast Company’s 100 Most Creative People, one of Ad Age’s 50 Most Creative People, one of Ebony Magazine’s 100 Most Important Executives, and a Fortune Disruptor.

•

Kurt Schmidt: Kurt brings significant management and operational experience as the former CEO of multiple companies, including Gerber, which faced similar problems to those affecting Campbell’s today. During his tenure at Gerber, Kurt was able to successfully turn the company around before selling to Nestlé, driving outstanding shareholder returns. While at Nestlé following the Gerber acquisition, he was responsible for the company’s $8 billion global Health & Wellness Division and was a member of Nestlé’s Executive Committee. He was most recently the CEO of Blue Buffalo, another successful consumer packaged goods enterprise. He will bring operational know-how, strategic insight, and an overall ethic of excellence to the Board.

•

William Toler: Bill has almost four decades of operating experience in consumer packaged goods companies, with a proven track record of creating value. Some Board members may remember Bill from his time working at the Company as the President of Campbell Sales Company from 1995-2000. Until earlier this year, Bill was the Chief Executive Officer of Hostess Brands, a similarly beloved purveyor of classic American pantry treats like Twinkies and Ding Dongs. He refreshed these brands, improved growth, and generated significant stockholder value. Bill was also CEO of Advanced Pierre foods and the President of Pinnacle Foods. Bill has impressed investors with his knowledge of the industry generally, and Campbell in particular, and would bring needed oversight to help the Company solve its problems with its multiple delivery systems, conflicts with significant customers, and general operational malaise.

While it may seem foreign to the many members of your Board who have served for decades, it is common practice for activist investors to join boards and put aside differences to improve a Company’s fortunes. We have done this frequently and assure you that once on the Board, all hurt feelings will be put aside to serve shareholders and focus on the monumental tasks at hand.

We are sincere in our conviction that Campbell needs fresh eyes and a new approach to turn the Company around. Shareholders we have met with understand this and have endorsed our agenda for change. For the good of the Company, its shareholders, and its employees, we urge you to embrace the Short Slate, give investors the change and continuity they seek, and end this proxy contest to begin the hard work of revitalizing Campbell.

Sincerely,

Third Point LLC

***

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

PLEASE REMEMBER TO CAN THE COMPANY’S CARD! If you return a Campbell’s proxy card – even by simply indicating “withhold” on the Company’s slate – you will revoke any vote you had previously submitted for the Third Point nominees on the WHITE proxy card.

IMPORTANT INFORMATION

On September 28, 2018, Third Point LLC filed a definitive proxy statement and on October 1, 2018 filed Supplement No. 1 thereto and on October 9, 2018 filed Supplement No. 2 thereto (collectively, the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Campbell Soup Company (the “Company”) for use at the Company’s 2018 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE THIRD POINT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov and is also available, without charge, on request from Third Point LLC’s proxy solicitor, Okapi Partners LLC, at (855) 208-8902 or via email at CPBinfo@okapipartners.com.

CONTACTS

For Media:

Third Point LLC

Elissa Doyle, 917-748-8533

Chief Marketing Officer

edoyle@thirdpoint.com

###

@ThirdPointLLC issued Tweets stating:

@jimcramer knows what the $CPB board needs: Third Point’s slate! Be sure to catch today’s @MadMoneyOnCNBC clip and #RefreshTheRecipe http://bit.ly/CramerTalksCampbell ... (SEC Legend: http://bit.ly/SEC_Legend)

With shares down nearly 20% over 20 years, the only way $CPB can possibly claim it “maximizes shareholder value” is if it’s looking at its stock price chart while standing on its head. It’s time to VOTE THE WHITE CARD to #RefreshTheRecipe (SEC Legend: http://bit.ly/SEC_Legend)

Be sure to watch today’s @CNBC clip to hear @jimcramer encourage $CPB shareholders to stop the madness in the Boardroom & support Third Point’s slate. VIEW HERE: http://bit.ly/CramerTalksCampbell ... (SEC Legend: http://bit.ly/SEC_Legend)

We’ve repeatedly made this point: the $CPB Board should LISTEN to ALL shareholder views. Shareholders expressed the need for change & continuity on the Board so we filed our “Short Slate” with the SEC today. Read more: https://bit.ly/2CVjIIq (SEC Legend: http://bit.ly/SEC_Legend)

Permission to use quotations in this filing neither sought nor obtained

IMPORTANT INFORMATION

On September 28, 2018, Third Point LLC filed a definitive proxy statement and on October 1, 2018 filed Supplement No. 1 thereto, on October 9, 2018 filed Supplement No. 2 thereto and on November 9, 2018 filed Supplement No. 3 thereto (collectively, the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Campbell Soup Company (the “Company”) for use at the Company’s 2018 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE THIRD POINT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov and is also available, without charge, on request from Third Point LLC’s proxy solicitor, Okapi Partners LLC, at (855) 208-8902 or via email at CPBinfo@okapipartners.com.